As filed with the Securities and Exchange Commission on July 12, 2013.

Registration No. 333-180581

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ExactTarget, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-1367351
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

20 North Meridian Street, Suite 200

Indianapolis, Indiana 46204

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2008 Equity Incentive Plan, as amended

2004 Stock Option Plan, as amended

(Full Title of the Plans)

Samuel Fleischmann

President

20 North Meridian Street, Suite 200

Indianapolis, Indiana 46204

(317) 423-3928

(Name and Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Burke F. Norton, Esq.

Executive Vice President and Chief Legal Officer

salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, California 94105

(415) 901-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by ExactTarget, Inc., a Delaware corporation (the “Company”), removes from registration all unsold shares of the Company’s common stock, par value $0.0005 per share (“Shares”), registered for issuance under the Registration Statement on Form S-8, File No. 333-180581 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission on April 5, 2012, pertaining to the registration of Shares offered under the Company’s 2008 Equity Incentive Plan, as amended, and the Company’s 2004 Stock Option Plan, as amended.

On July 12, 2013, pursuant to the terms of an Acquisition Agreement (the “Acquisition Agreement”) by and among the Company, salesforce.com, inc. (“salesforce.com”) and Excalibur Acquisition Corp., a wholly owned subsidiary of salesforce.com (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of salesforce.com (the “Merger”). In connection with the Merger, each outstanding Share, other than those as to which holders exercise appraisal rights under Delaware law and those Shares held by salesforce.com or the Company or their respective wholly owned subsidiaries, was converted into the right to receive $33.75 in cash, without interest thereon and less any required withholding taxes. The Merger became effective on July 12, 2013, following the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its Shares pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 12th day of July, 2013.

EXACTTARGET, INC.

By:	/s/ Samuel Fleischmann
Samuel Fleischmann President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Form S-8 has been signed by the following person in the capacities indicated on July 12, 2013:

Signature		Title

By:	/s/ Samuel Fleischmann	President and Director
	Samuel Fleischmann	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)